Exhibit B


                          STOCK DISTRIBUTION AGREEMENT

     THIS STOCK DISTRIBUTION AGREEMENT (the "Agreement"), dated effective as of May 31, 2003, is made and entered into by and among Richard T. Sperberg, an individual ("Sperberg"), Paul E. Blevins, an individual ("Blevins"), Gregory E. Maynard, an individual ("Maynard") and Elizabeth T. Lowe, an individual ("Lowe") (individually, a "Party" and collectively, the "Parties").

                               W I T N E S S E T H

     WHEREAS, the Parties plan to execute a Stock Purchase Agreement ("Stock Purchase Agreement") between the Parties and Westar Industries, Inc. (fka Westar Capital, Inc.), a Kansas corporation ("Westar"), for the purchase of 3,174,265 shares of Class A Common Stock (the "Common Stock") of Onsite Energy Corporation ("Onsite") and 649,120 shares of Onsite's Series C Convertible Preferred Stock (the "Preferred Stock"). (The Common Stock and the Preferred Stock collectively shall be referred to herein as the "Onsite Stock.")

     WHEREAS, the Parties desire to the have the Onsite Stock distributed to them individually.

     WHEREAS, the Parties desire to agree to certain other matters related to the purchase of the Onsite Stock.

     NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants, and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. CONTEMPLATED TRANSACTIONS AND CLOSING.

     1.1.  Purchase  of  Onsite  Stock.  Concurrent  with  closing  of the Stock
Purchase Agreement, the Parties will deliver to the Secretary of Onsite an executed copy of the Stock Purchase Agreement, the Onsite Stock (together with all applicable Stock Powers Separate From Certificate or other applicable transfer documents) and a letter signed by the Parties and in a form acceptable to the Secretary instructing that upon receipt of the Onsite Stock, the share certificates representing the Onsite Stock should be immediately cancelled and new certificates issued to the Parties representing the following shares of Onsite Stock:

-------------    ----------------------------   ------------------------------
   Parties          Shares of Common Stock         Shares of Preferred Stock
-------------    ----------------------------   ------------------------------

 Sperberg              1,622,403                      331,773
 Blevins               1,122,749                      229,596
 Maynard                 276,278                       56,497
 Lowe                    152,835                       31,254

-------------    ----------------------------   ------------------------------
 Total Shares          3,174,265                      649,120
-------------    ----------------------------   ------------------------------


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

     1.2. Consideration for Onsite Common and Preferred Stock. In consideration of the purchase in Section 1.1, prior to the Closing specified in Section 2 of the Stock Purchase Agreement, the Parties shall pay to Westar in immediately available funds as follows:

     ---------------------- -------------------------------------------
                                        Applicable Portion of
             Parties                     Purchase Price Owed:
     ---------------------- -------------------------------------------

           Sperberg                   $        69,000
           Blevins                    $        47,750
           Maynard                    $        11,750
           Lowe                       $         6,500

      ---------------------- ------------------------------------------
        Purchase Price                $       135,000
      ---------------------- ------------------------------------------

     1.3. The Closing; Closing Date. The transactions contemplated hereby shall be consummated at a closing (the "Closing"), which shall be at the time and place specified in the Stock Purchase Agreement.

2.   REPRESENTATIONS AND WARRANTIES OF PARTIES.

Each Party individually represents and warrants that it is compliance with all of the Buyers' representations and warranties as stated in the Stock Purchase Agreement, and that it will fully comply with all of the terms and conditions of that same agreement.

3. RIGHTS TRANSFERRED TO BUYERS RELATED TO REGISTRATION RIGHTS, PRE-EMPTIVE RIGHTS AND RIGHTS OF SERIES C SHARES.

The Parties acknowledge that certain special rights (collectively, the "Special Rights") will be assigned and transferred to the Parties in conjunction with acquisition of the Onsite Stock from Westar by the Parties, including without limitation certain registration rights and pre-emptive rights appurtenant to the Common Stock (as identified and contained in that certain Registration Rights Agreement dated as of October 28, 1997, between Onsite and Westar) and certain rights appurtenant to the Preferred Stock (as identified and contained in that certain Certificate of Designations of Series C Convertible Preferred Stock of Onsite Energy Corporation dated October 23, 1997). Special Rights do not include the right to vote or otherwise deal with the Onsite Stock as permitted by the stock certificate, the bylaws of Onsite or elsewhere in this Agreement.

As part of the consideration between the parties for this Agreement, for the additional consideration of $10, in hand paid from Sperberg to each of the other Parties to this Agreement, and for other valuable consideration, the receipt and sufficiency of which is acknowledged and warranted by each Party, each of Sperberg, Blevins, Lowe and Maynard agree as follows with respect to the Special
Rights:

     3.1. Assignment of Special Rights. Blevins, Lowe and Maynard irrevocably assign and transfer to Sperberg, and irrevocably appoint Sperberg as their agent

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

and attorney-in-fact for, the Special Rights contained in the Onsite Stock being purchased by each individual. The purpose and intent of this paragraph is that Sperberg shall be the sole person with authority to exercise or otherwise control and administer any of the Special Rights appurtenant to all of the Onsite Stock being purchased from Westar pursuant to that certain Stock Purchase Agreement dated as of May 31, 2003.

     3.2. Exercise of Special Rights. The authority assigned and transferred in subparagraph 3.1 above includes without limitation the authority of Sperberg in his sole discretion, on behalf of himself, Blevins, Lowe and Maynard, after consultation among the Parties but not subject to such consultation or any consensus among the Parties, to: (a) exercise any Special Rights; (b) eliminate or give up any Special Rights; and/or (c) reduce, amend (including the amendment of the Certificates of Designation), convert revise, or change any Special Rights with Onsite.

     3.3. Restrictive Legend. The assignment and transfer of the Special Rights contained in subparagraph 3.1 above shall be binding upon the parties and each of their respective heirs and personal representatives, as well as any and all permitted successors, transferees and assigns of each Party's Onsite Stock. Each Party acknowledges and agrees that each stock certificate received by such Party pursuant to the Stock Purchase Agreement shall be stamped or otherwise imprinted with the following legend:

     THIS SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THAT CERTAIN STOCK DISTRIBUTION AGREEMENT DATED AS OF MAY 31, 2003, AMONG RICHARD T. SPERBERG, PAUL E. BLEVINS, GREGORY E. MAYNARD AND ELIZABETH T. LOWE, AND THE TERMS AND CONDITIONS CONTAINED IN SUCH AGREEMENT.

4.   MISCELLANEOUS.

     4.1. Entire Agreement. This Agreement and the schedules and other documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

     4.2. Survival of Warranties. The warranties, representations and covenants of the Parties, jointly and severally, contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement.

     4.3. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     4.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.


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

     4.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by a Party and sent to the other Parties via facsimile transmission and the facsimile transmitted copy shall have the same integrity, force and effect as an original document.

     4.6. Title and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     4.7. Notices. All notices or other communications required hereunder shall be in writing and shall be sufficient in all respects and shall be deemed delivered after 5 days if sent via registered or certified mail, postage prepaid; the next day if sent by overnight courier service; or one business day after transmission, if sent by facsimile, to the following:

                  Richard T. Sperberg
                  c/o Onsite Energy Corporation
                  701 Palomar Airport Road, Suite 200
                  Carlsbad, CA 92009
                  Fax: (760) 931-2405

                  Paul E. Blevins
                  c/o Onsite Energy Corporation
                  701 Palomar Airport Road, Suite 200
                  Carlsbad, CA 92009
                  Fax: (760) 931-2405

                  Gregory E. Maynard
                  c/o Onsite Energy Corporation
                  701 Palomar Airport Road, Suite 200
                  Carlsbad, CA 92009
                  Fax: (760) 931-2405

                  Elizabeth T. Lowe
                  c/o Onsite Energy Corporation
                  2303 Camino Ramon, Suite 280
                  San Ramon, CA  94583
                  Fax: (925) 358-4261

Any Party hereto may change its address for purposes hereof by notice to all other Parties hereto.

     4.8. Dispute Resolution. No Party to this Agreement shall be entitled to take legal action with respect to any dispute relating hereto until it has complied in good faith with the following alternative dispute resolution procedures. This Section shall not apply to the extent it is deemed necessary to take legal action immediately to preserve a Party's adequate remedy.

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


     4.8.1. Negotiation. The Parties shall attempt promptly and in good faith to resolve any dispute arising out of or relating to this Agreement, through negotiations between representatives who have authority to settle the controversy. Any Party may give the other party written notice of any such dispute not resolved in the normal course of business. Within 20 days after delivery of the notice, representatives of both Parties shall meet at a mutually acceptable time and place, and therafter as often as they reasonably deem necessary, to exchange information and to attempt to resolve the dispute, until the parties conclude that the dispute cannot be resolved through unassisted negotiation. Negotiations extending sixty days after notice shall be deemed at an impasse, unless otherwise agreed by the Parties.

     If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator(s) shall be given at least three working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purpose of the Federal and state Rules of Evidence.

     4.8.2. ADR Procedure. If a dispute with more than $20,000.00 at issue has not been resolved within 60 days of the disputing Party's notice, a party wishing resolution of the dispute ("Claimant") shall initiate assisted Alternative Dispute Resolution ("ADR") proceedings as described in this Section. Once the Claimant has notified the other ("Respondent") of a desire to initiate ADR proceedings, the proceedings shall be governed as follows: By mutual agreement, the Parties shall select the ADR method they wish to use. That ADR method may include arbitration, mediation, mini-trial, or any other method which best suits the circumstances of the dispute. The Parties shall agree in writing to the chosen ADR method and the procedural rules to be followed within 30 days after receipt of notice of intent to initiate ADR proceedings. To the extent the Parties are unable to agree on procedural rules in whole or in part, the current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, CPR Model Mini-trial Procedure, or CPR Commercial Arbitration Rules--whichever applies to the chosen ADR method--shall control, to the extent such rules are consistent with the provisions of this Section. If the Parties are unable to agree on an ADR method, the method shall be arbitration.

     The Parties shall select a single Neutral third party to preside over the ADR proceedings, by the following procedure: Within 15 days after an ADR method is established, the Claimant shall submit a list of five acceptable Neutrals to the Respondent. Each Neutral listed shall be sufficiently qualified, including demonstrated neutrality, experience and competence regarding the subject matter of the dispute. A Neutral who is an attorney or former judge shall be deemed to have adequate experience. None of the Neutrals may be present or former employees, attorneys, or agents of either party. The list shall supply information about each Neutral, including address, and relevant background and experience (including education, employment history and prior ADR assignments). Within 15 days after receiving the Claimant's list of Neutrals, the Respondent shall select one Neutral from the list, if at least one individual on the list is acceptable to the Respondent. If none on the list are acceptable to the Respondent, the Respondent shall submit a list of five Neutrals, together with the above background information, to the claimant. Each of the Neutrals shall meet the conditions stated above regarding the Claimant's Neutrals. Within 15 days after receiving the Respondent's list of Neutrals, the Claimant shall select one Neutral, if at least one individual on the list is acceptable to the Respondent. If none on the list are acceptable to the Claimant, then the Parties shall request assistance from the Center for Public Resources, Inc., to select a Neutral.

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

     The ADR proceeding shall take place within 30 days after the Neutral has been selected. The Neutral shall issue a written decision within 30 days after the ADR proceeding is complete. Each Party shall be responsible for an equal share of the costs of the ADR proceeding. The Parties agree that any applicable statute of limitations shall be tolled during the pendency of the ADR proceedings, and no legal action may be brought in connection with this Agreement during the pendency of an ADR proceeding.

     The Neutral's written decision shall become final and binding on the Parties, unless a Party objects in writing within 30 days of receipt of the decision. The objecting Party may then file a lawsuit in any court allowed by this Agreement. The Neutral's written decision shall be admissible in the objecting Party's lawsuit.

     4.9. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Parties, its successors or assigns, and each future holder of such securities and the Party. A waiver by any Party hereto of a default in the performance of this Agreement shall not operate as a waiver of any future or other default, whether of a like or different kind.

     4.10. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the Parties shall use their efforts to substitute provisions of substantially the same effect. The balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     4.11. Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by a Party and sent to the other Parties via facsimile transmission and the facsimile transmitted copy shall have the same integrity, force and effect as an original document.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


/s/ Richard T. Sperberg                        /s/ Gregory E. Maynard
----------------------------------             ---------------------------------
Richard T. Sperberg, an individual             Gregory E. Maynard, an individual


/s/ Paul E. Blevins                            /s/ Elizabeth T. Lowe
----------------------------------             ---------------------------------
Paul E. Blevins, an individual                 Elizabeth T. Lowe, an individual

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